1. IS THERE ANY CASH FLOW IMPACT ASSOCIATED WITH THE CHANGE IN VALUING THE DEALER HOLDBACK? IF SO, WHAT IS IT? IF NOT, WHY NOT?


Yes. The impact on our future cash flow is a TIMING impact. Our estimate of the AMOUNT of future dealer holdback outflows was consistent with prior periods. However, based on more sophisticated models, we changed our estimate of when such payments will occur. Future dealer holdback payments, which are estimated over a 120-month period, are now expected to be paid out earlier than we had included in our prior estimates. The impact on the present value of future cash flows using a 29% discount rate was approximately $23 million on a pre-tax basis.


2. WHY DID YOU CHOOSE TO MAKE THE CHANGE IN HOW YOU VALUE THE DEALER HOLDBACK? DID ANYTHING HAPPEN WITH THE BUSINESS THAT CAUSED YOU TO MAKE THIS CHANGE?

As described above, the change in estimate was made in response to output from our new model. We expect to continue to improve our estimation methods and shareholders can expect periodic revisions going forward. Since our current estimate is our best available estimate, we expect the split between favorable and unfavorable revisions to be approximately equal.


3. HOW SHOULD WE COMPARE FUTURE RESULTS TO PRIOR RESULTS IF THE ACCOUNTING METHODOLOGY IS NOW DIFFERENT?


We believe shareholders will find it most useful to focus on our financial performance captured by adjusted net income, adjusted return on capital and adjusted economic profit. Our adjusted return on capital was 10.8% for 2003 and 12.2% for 2004 using a consistent methodology for both years.


4. IS THERE ANY CHANGE TO THE ACTUAL PAYMENT OF THE DEALER HOLDBACK? WERE THESE PAYMENTS ACCELERATED?

No changes were made to our method for paying dealer holdback.


5. WHY ARE PROJECTED COLLECTIONS IN 2004 NOW ROUGHLY 1% BELOW PROJECTED COLLECTIONS IN 2003?


We believe it is too early to form a precise conclusion regarding the 2004 collection rate. In reporting 2004 collection rates, we are trying to balance providing shareholders with timely information regarding recent originations and the desire to provide precise estimates.


A change in collection rates can be caused by (1) an expected change based on a different mix of business or (2) a variance between expected and actual performance. The current decline in collection rates from 2003 to 2004 is caused by a variance between expected and actual performance.


At the time of origination, 2004 loans were expected to have approximately the same collection rate as 2003 loans. If current forecasts for 2003 and 2004 proved to be accurate, it will mean the actual performance was less than our initial expectation by 1%. A 1% unfavorable variance impacts the after-tax return on capital by approximately 40 basis points. (i.e 12.0% return becomes 11.6%).


Forecasting collection rates accurately is an area of significant focus for our Company. We view a variance of 1% for a single year as acceptable. If we can achieve a roughly equal distribution of favorable and unfavorable variances over time, we will be satisfied with variances for a single year in the 1-2% range.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

     - increased competition from traditional financing sources and from non-traditional lenders,

     -   the unavailability of funding at competitive rates of interest,

     - the Company's potential inability to continue to obtain third party financing on favorable terms,

     - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

     -   adverse changes in applicable laws and regulations,

     -   adverse changes in economic conditions,

     - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     - the Company's potential inability to maintain or increase the volume of automobile loans,

     - an increase in the amount or severity of litigation against the Company,

     - the loss of key management personnel or the inability to hire qualified personnel,

     -   the effect of terrorist attacks and potential attacks, and

     - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.